Exhibit 4.14

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

by and among

MSD International GmbH

MSD International Business GmbH,

and

Immutep Limited

Dated: March 15, 2021

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), is entered into as of March 15, 2021 (the “Effective Date”), by and among MSD International GmbH (“MSDIG”), MSD International Business GmbH (“MSDIB”, and together with MSDIG, “MSD”), [***], and Immutep Limited, having a place of business at Level 12, 95 Pitt Street, Sydney, NSW, Australia 2000 (“Company”). MSD and Company are each referred to herein individually as “Party” and collectively as “Parties”.

RECITALS

A. MSD holds intellectual property rights with respect to the MSD Compound (as defined below) and is developing the MSD Compound for the treatment of certain tumor types.

B. Company holds intellectual property rights with respect to the Company Compound (as defined below) and is developing the Company Compound for the treatment of certain tumor types.

C. Company desires to sponsor the Study (as defined below) in which the MSD Compound would be dosed alone and concurrently or in combination with the Company Compound.

D. MSD and Company, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by MSD providing the MSD Compound and Company providing the Company Compound for the Study.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1. Definitions.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1. “Affiliate” means, with respect to either Party, a firm, corporation or other entity that, now or hereafter, directly or indirectly owns or controls said Party, or, now or hereafter, is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” as used in this definition means (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity or (b) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

1.2. “Agreement” has the meaning set forth in the preamble.

1.3. “Alliance Manager” has the meaning set forth in Section 3.10.3.

1.4. “Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including: (i) those promulgated by the United States Food and Drug Administration (“FDA”), national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), (ii) Data Protection Law (as defined below), (iii) cGMP and GCP, (iv) export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals, (v) anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives, (vi) laws and regulations governing payments to healthcare providers, (vii) health, safety and environmental protections and (viii) any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.5. “Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks located in the country where the applicable obligations are to be performed are authorized or required by law to be closed.

1.6. “cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.

1.7. “Clinical Data” means all Joint Clinical Data and MSD Clinical Data.

1.8. “Clinical Quality Agreement” means that Clinical Quality Agreement executed by and between Company and Merck Sharp & Dohme Corp., an Affiliate of MSD, dated [***], as may be amended by the parties thereto from time to time.

1.9. “CMC” means “Chemistry Manufacturing and Controls” as such term of art is used in the pharmaceutical industry.

1.10. “Combination” means the use or method of using the Company Compound and the MSD Compound in concomitant or sequential administration.

1.11. “Combination Arm” means the portion of the Study where patients are intended to receive the Company Compound and the MSD Compound in Combination.

1.12. “Company” has the meaning set forth in the preamble.

1.13. “Company Background Patents” has the meaning set forth in Section 10.4.1.

1.14. “Company Class Compound” means [***].

1.15. “Company Compound” means eftilagimod alpha (IMP321), [***].

1.16. “Company Inventions” has the meaning set forth in Section 10.2.

1.17. “Compounds” means the Company Compound and the MSD Compound. A “Compound” means, as applicable, either the Company Compound or the MSD Compound.

1.18. “Confidential Information” means any information, Know-How or other proprietary information or materials furnished to one Party (“Receiving Party”) by or on behalf of the other Party (“Disclosing Party”) in connection with this Agreement, except to the extent that such information or materials: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or (e) was subsequently developed by the Receiving Party without use of the Disclosing Party Confidential Information, as demonstrated by competent evidence. MSD Clinical Data is deemed the Confidential Information of MSD. [***].

1.19. “Continuing Party” has the meaning set forth in Section 10.1.3.

1.20. “Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.21. “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.

1.22. “Data Protection Agreement” has the meaning set forth in Section 3.6.

1.23. “Data Protection Law” means any applicable data protection or privacy laws to which a Party is subject to in connection with this Agreement.

1.24. “Data Sharing Schedule” means the schedule attached hereto as Schedule I.

1.25. “Defending Party” has the meaning set forth in Section 14.2.3.

1.26. “Delivery” with respect to the MSD Compound has the meaning set forth in Section 8.4.1, and with respect to the Company Compound, has the meaning set forth in Section 8.4.2.

1.27. “Disclosing Party” has the meaning set forth in Section 1.18.

1.28. “Disposition Package” has the meaning set forth in Section 8.8.1.

1.29. “Effective Date” has the meaning set forth in the preamble.

1.30. “EMA” has the meaning set forth in Section 1.4.

1.31. “Exclusions List” has the meaning set forth in Section 1.90.

1.32. “FDA” has the meaning set forth in Section 1.4.

1.33. “Filing Party” has the meaning set forth in Section 10.1.3.

1.34. “Final Study Report” has the meaning set forth in Section 3.11.

1.35. “Force Majeure” has the meaning set forth Article 16.

1.36. “GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.

1.37. “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any Person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; or (f) any candidate for political office; who, in each of the foregoing cases (a) – (f), when such Government Official is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to make decisions with the potential to affect the business of either Party.

1.38. “IND” means any Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with Regulatory Authorities in the European Union.

1.39. “Inventions” means all inventions and discoveries, whether or not patentable, that are made, conceived, or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties together [***].

1.40. “Joint Clinical Data” means all data (including raw data) and results generated by or on behalf of either Party or at either Party’s direction, or by or on behalf of the Parties together or at their direction, in the course of the Combination Arm; provided, however, that Joint Clinical Data does not include Sample Testing Results or MSD Clinical Data.

1.41. “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.10.1.

1.42. “Joint Patent Application” has the meaning set forth in Section 10.1.3.

1.43. “Joint Patent” means a Patent that issues from a Joint Patent Application.

1.44. “Jointly Owned Invention” has the meaning set forth in Section 10.1.1.

1.45. “Kit” means a [***] for which MSD is entitled to reimbursement pursuant to Sections 6.11 or Section 8.8.2.

1.46. “Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

1.47. “Liability” has the meaning set forth in Section 14.2.1.

1.48. “Manufacture,” “Manufactured,” or “Manufacturing” means all activities related to the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.49. “Manufacturer’s Release” or “Release” has the meaning ascribed to release of the MSD Compound in the Clinical Quality Agreement.

1.50. “Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.7.

1.51. “MSD” has the meaning set forth in the preamble.

1.52. “MSD Background Patents” has the meaning set forth in Section 10.4.2.

1.53. “MSD Clinical Data” means all data (including raw data) and results generated by or on behalf of either Party or at either Party’s direction, or by or on behalf of the Parties together or at their direction, in the course of the MSD Compound Arm [***].

1.54. “MSD Compound” means pembrolizumab, a humanized anti-human PD-1 monoclonal antibody, [***].

1.55. “MSD Compound Arm(s)” means any portion of the Study where patients are intended to receive the MSD Compound alone but not in the Combination with the Company Compound.

1.56. “MSD Inventions” has the meaning set forth in Section 10.3.

1.57. “NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug and Cosmetic Act, any supplemental application to any of the foregoing, or similar application or submission for a marketing authorization of a product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in a country or group of countries.

1.58. “Non-Conformance” means, with respect to a given unit of Compound, (a) an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound or (b) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.3.

1.59. “Non-Filing Party” has the meaning set forth in Section 10.1.3.

1.60. “Other Party” has the meaning set forth in Section 14.2.3.

1.61. “Opting-out Party” has the meaning set forth in Section 10.1.3.

1.62. “Party” has the meaning set forth in the preamble.

1.63. “Patent” means a patent, extension, registration, supplementary protection certificate or the like that issues from a given Patent Application.

1.64. “Patent Application” means a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of a given Invention.

1.65. “PD-1 Antagonist” means any [***].

1.66. “Person” means any entity, including any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture or governmental entity.

1.67. “Pharmacovigilance Agreement” means that Pharmacovigilance Agreement executed by and between Company and Merck Sharp & Dohme Corp., an Affiliate of MSD, dated [***], as may be amended by the parties thereto from time to time.

1.68. “Project Manager” has the meaning set forth in Section 3.10.1.

1.69. “Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the conduct of the Study, as may be amended by the Parties from time to time.

1.70. “Receiving Party” has the meaning set forth in Section 1.18.

1.71. “Regulatory Approvals” means, with respect to a Compound, any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of such Compound in the United States, Europe or any other applicable jurisdiction for use in the Study.

1.72. “Regulatory Authority(ies)” has the meaning set forth in Section 1.4.

1.73. “Regulatory Documentation” means, with respect to the Compounds, all submissions to Regulatory Authorities in connection with the development of such Compounds, including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, Adverse Event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include Clinical Data).

1.74. “Related Agreements” means the Data Protection Agreement, the Pharmacovigilance Agreement and the Clinical Quality Agreement.

1.75. “Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Compound, only to the extent necessary for the conduct of the Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder.

1.76. “SAEs” has the meaning set forth in Section 5.2.

1.77. “Samples” means biological specimens collected from subjects participating in the Study, including urine, blood and tissue samples.

1.78. “Sample Testing” means the analyses to be performed by each Party using the applicable Samples, as described in the Sample Testing Schedule.

1.79. “Sample Testing Results” means those data and results arising from the Sample Testing performed by a Party.

1.80. “Sample Testing Schedule” means the schedule attached hereto as Schedule II.

1.81. “Specifications” means, with respect to a given Compound, the set of requirements to which such Compound must conform, and in the case of the MSD Compound, such requirements are set forth in the Clinical Quality Agreement.

1.82. “Study” means the Phase II clinical trial described in the Protocol to evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the MSD Compound Arm and the Combination Arm in patients with unresectable recurrent or metastatic squamous cell cancer of the head and neck.

1.83. “Study Completion” means (i) the date when the last patient enrolled in the Study has completed their last Study related assessment for evaluation excluding survival follow-up, or (ii) an alternative date as agreed to by the JDC.

1.84. “Subcontractors” has the meaning set forth in Section 2.4.

1.85. “Subsequent Study” has the meaning set forth in Section 3.14.1.

1.86. “Term” has the meaning set forth in Section 6.1.

1.87. “Third Party” means any Person or entity other than Company, MSD or their respective Affiliates.

1.88. “Toxicity and Safety Data” means all clinical Adverse Event information or patient-related safety data included in the Clinical Data, as more fully described in the Pharmacovigilance Agreement.

1.89. “VAT” has the meaning set forth in Section 8.16.

1.90. “Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party performing activities hereunder) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (c) listed by any US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) ((a), (b) and (c) collectively the “Exclusions Lists”).

2. Scope of the Agreement.

2.1. Generally. Each Party shall: (a) contribute to the Study such resources as are necessary to fulfill its obligations set forth in this Agreement; and (b) act in good faith in performing its obligations under this Agreement and each Related Agreement to which it is a Party.

2.2. Manufacturing Delay. Each Party shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound as contemplated by this Agreement.

2.3. Compound Commitments.

2.3.1. Company agrees to Manufacture and supply the Company Compound for purposes of the Study in accordance with Article 8, and Company hereby represents and warrants to MSD that, at the time of Delivery of the Company Compound, such Company Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the Company Compound; and (b) all Applicable Law.

2.3.2. MSD agrees to Manufacture and supply the MSD Compound for purposes of the Study in accordance with Article 8, and MSD hereby represents and warrants to Company that, at the time of Delivery of the MSD Compound, such MSD Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the MSD Compound; (b) the Clinical Quality Agreement; and (c) all Applicable Law.

2.3.3. Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that, for clarity, Company shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.4).

2.4. Delegation of Obligations. Each Party shall have the right to delegate any portion of its obligations hereunder as follows: (a) to such Party’s Affiliates; (b) to Third Parties that are set forth on Schedule III or are set forth in the Protocol as performing Study activities or as conducting Sample Testing for such Party; (c) [***]; and (d) upon the other Party’s prior written consent. Any and all Third Parties to whom a Party delegates any of its obligations hereunder are referred to as “Subcontractors”. Notwithstanding any delegation of its obligations hereunder, each Party shall remain solely and fully liable for the performance of its Affiliates and Subcontractors to which such Party delegates the performance of its obligations under this Agreement. Each Party shall ensure that each of its Affiliates and Subcontractors performs such Party’s obligations pursuant to the terms of this Agreement, including the Appendices and Schedules attached hereto. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such Affiliates and Subcontractors that are required to be provided to the other Party under this Agreement.

2.5. Compounds. This Agreement does not create any obligation on the part of MSD to provide the MSD Compound for any activities other than the Study, nor does it create any obligation on the part of Company to provide the Company Compound for any activities other than the Study.

3. Conduct of the Study.

3.1. Sponsor. Company shall act as the sponsor of the Study under its existing IND for the Company Compound with a Right of Reference to the IND of the MSD Compound, as necessary, as further described in Section 3.4; provided, however, that in no event shall Company file an additional IND for the Study unless required by Regulatory Authorities to do so. If a Regulatory Authority requests an additional IND for the Study, the Parties shall meet and mutually agree on an approach to address such requirement.

3.2. Performance. Company shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law, including GCP.

3.3. Debarred Personnel; Exclusions Lists. Notwithstanding anything to the contrary contained herein, Company shall not employ or subcontract with any Person that is excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs for the performance of the Study or any other activities under this Agreement or the Related Agreements. Company hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including 21 USC 335a, or any foreign equivalent thereof, in performing any portion of the Study or other activities under this Agreement or the Related Agreements and that Company has, as of the Effective Date, screened itself, and its officers and directors, against the Exclusions Lists and that it has informed MSD whether it or any of its officers or directors has been in Violation. Company shall promptly notify MSD in writing if any such suspension, proposed debarment, debarment or Violation occurs or comes to its attention, and shall, with respect to any Person so suspended, proposed for debarment, debarred or in Violation, promptly remove such Person from performing in any capacity related to the Study or otherwise related to activities under this Agreement or the Related Agreements.

3.4. Regulatory Matters. Company shall: (a) obtain, prior to initiating the Study, all Regulatory Approvals from all Regulatory Authorities, ethics committees or institutional review boards with jurisdiction over the Study prior to initiating the Study; and (b) follow all directions from any such Regulatory Authorities, ethics committees or institutional review boards. MSD shall (a) reasonably assist the Company relating to the Company’s interaction with, and efforts to obtain and maintain approvals from, Regulatory Authorities, ethics committees or institutional review boards, in each case for the Study, and (b) have the right (but not the obligation) to participate in any discussions (including meetings) with a Regulatory Authority regarding matters related to the Study and the MSD Compound and to collaborate on questions posed to Regulatory Authorities regarding design and conduct of the Study. If a Right of Reference is necessary, each Party shall provide to the other a cross-reference letter or similar communication to the applicable Regulatory Authority if needed to effectuate the Right of Reference. [***]. MSD shall authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate MSD Compound INDs and CTAs to provide data access to Company sufficient to support conduct of the Study. If MSD’s CTA is not available in a given country, MSD [***] with the Regulatory Authority for such country, referencing Company’s CTA as appropriate ([***]).

3.5. Documentation. In connection with the Study, Company shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law. Company shall provide to MSD all Study information and documentation reasonably requested by MSD to enable MSD to (a) comply with any of its legal, regulatory or contractual obligations, or any request by any Regulatory Authority, related to the MSD Compound and (b) determine whether the Study has been performed in accordance with this Agreement.

3.6. Copies. Company shall provide to MSD copies of all Clinical Data, in electronic form or other mutually agreeable alternate form and on the timelines specified in the Data Sharing (if applicable) or upon mutually agreeable timelines; provided, however, that a complete copy of the Clinical Data shall be provided to MSD no later than [***] days following Study Completion. Company shall ensure that (i) all patient authorizations and consents required under Applicable Law in connection with the Study permit such sharing of Clinical Data with MSD and (ii) it complies with Applicable Law in transferring personal data in connection with sharing of such data. Prior to the initiation of clinical activities under the Study, and in any event within [***] days after the Effective Date, Company and MSD shall enter into a Data Protection Agreement that ensures certain protections are in place for the processing of personal data in the performance of the Study and sets forth each Party’s responsibilities for certain obligations, including, addressing the rights of data subjects, ensuring a legal basis for processing personal data, conducting appropriate data protection impact assessments and prior consultations with relevant supervisory authorities, complying with all personal data breach notification obligations, and certain other compliance obligations under Data Protection Law (the “Data Protection Agreement”). In the event of any inconsistencies between the terms of this Agreement and the Data Protection Agreement, the terms of the Data Protection Agreement will control.

3.7. Sample Testing.

3.7.1. Company shall provide Samples to MSD as specified in the Protocol or as agreed to by the Joint Development Committee. Each Party shall (a) use the Samples only for the Sample Testing and (b) conduct the Sample Testing solely in accordance with the Sample Testing Schedule and the Protocol.

3.7.2. [***].

3.7.3. [***].

3.7.4. Except to the extent otherwise agreed in a writing signed by authorized representatives of each Party, each Party may use and disclose the Sample Testing Results owned by the other Party and shared by such other Party in accordance with the Sample Testing Schedule solely for the purposes of [***].

3.8. Ownership and Use of Clinical Data.

3.8.1. [***].

3.8.2. [***]. Company shall maintain the Clinical Data in its internal database; provided, however, that at all times during the Term and for [***] days thereafter, Company shall grant MSD access to all Clinical Data.

3.8.3. Notwithstanding the foregoing, before publication of the Joint Clinical Data in accordance with Article 12, [***]; provided, however, that the foregoing shall not limit or restrict either Party’s ability to (i) use or disclose the Joint Clinical Data as may be necessary to comply with Applicable Law or with such Party’s internal policies and procedures with respect to pharmacovigilance and adverse event reporting; (ii) share with Third Parties or Affiliates Toxicity and Safety Data where because of severity, frequency or lack of reversibility either Party needs to use such Toxicity and Safety Data with respect to its own Compound or the Combination to ensure patient safety [***].

3.9. Regulatory Submission. It is understood and acknowledged by the Parties that positive Joint Clinical Data could be used to [***].

3.10. Joint Development Committee; Alliance Managers.

3.10.1. The Parties shall form a joint development committee (the “Joint Development Committee” or “JDC”) made up of an equal number of representatives of MSD and Company, which shall have responsibility for coordinating all regulatory and other activities under, and pursuant to, this Agreement. Each Party may appoint or replace its representatives to the JDC at any time upon notice to the other Party. The JDC will review and finalize the Protocol in accordance with Section 4.1. Each Party shall designate a project manager (the “Project Manager”) who shall be responsible for implementing and coordinating activities and facilitating the exchange of information between the Parties with respect to the Study and shall be a member of the JDC. Other JDC members will be agreed by both Parties.

3.10.2. The JDC shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the request of either Party, to provide an update on the progress of the Study. The JDC may meet in person or by means of teleconference, Internet conference, video conference or other similar communications equipment. Prior to any such meeting, Company’s Project Manager shall provide an update in writing to MSD’s Project Manager, which update shall contain information about the overall progress of the Study, recruitment status, interim analysis (if results available), final analysis and other information relevant to the conduct of the Study.

3.10.3. In addition to a Project Manager, each Party shall designate an alliance manager (the “Alliance Manager”), who shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information and shall serve as the primary point of contact for any issues arising under this Agreement. The Alliance Managers shall have the right to attend all JDC meetings and may bring to the attention of the JDC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. In the event that an issue arises and the Alliance Managers cannot or do not, after good faith efforts, reach agreement on such issue, or if there is a decision to be made by the JDC on which the members of the JDC cannot unanimously agree, the issue shall be elevated to the [***]. In the event such escalation does not result in resolution or consensus: (a) MSD shall have final decision-making authority with respect to issues related to MSD Compound; and (b) Company shall have final decision-making authority with respect to issues related to Company Compound.

3.11. Final Study Report. Company shall provide MSD with an electronic draft of the final study report promptly following Study Completion, and MSD shall have [***] days after receipt of such draft to provide comments thereon. Company shall consider in good faith any comments provided by MSD on the draft final study report and shall not include any statements relating to the MSD Compound that have not been approved by MSD. Company shall deliver to MSD a final version of the final study report promptly following finalization thereof (the “Final Study Report”).

3.12. Relationship. Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that: [***].

3.13. Licensing. [***].

3.14. Subsequent Study.

[***].

[***]

4. Protocol and Informed Consent; Certain Covenants.

4.1. Protocol. The initial Protocol and the draft statistical analysis plan for the Study have been agreed to by the Parties as of the Effective Date and are attached hereto as Appendix A. Company shall (a) provide any subsequent revisions to the initial Protocol to MSD for MSD’s review and comment, (b) consider in good faith any changes to the draft of such initial Protocol requested by MSD, and (c) incorporate any changes to such initial Protocol requested by MSD with respect to MSD Compound; provided, that, changes to the country or countries in which the Study will be performed will be subject to review and approval of the JDC. To the extent the Parties, acting through the JDC or otherwise through their applicable representatives, cannot agree unanimously regarding the contents of any subsequent revisions to the initial Protocol: (i) Company shall have final decision-making authority with respect to matters in such revised Protocol related to the Company Compound; (ii) MSD shall have final decision-making authority with respect to matters in such revised Protocol related to the MSD Compound [***] and (iii) all other matters in respect of such revised Protocol on which the Parties, acting through the JDC or otherwise through their applicable representatives, cannot agree shall be resolved in accordance with Section 3.10.3. Any material changes to the initial or any applicable revised Protocol (other than material changes relating solely to the Company Compound) and any changes to the initial or any applicable revised Protocol (whether or not material) relating to the MSD Compound shall require MSD’s prior written consent. Any such proposed changes will be sent in writing to MSD’s Project Manager and MSD’s Alliance Manager.

4.1.1. Notwithstanding anything to the contrary contained herein, MSD, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the MSD Compound and shall have the final decision on all matters relating to the MSD Compound (including quantities of MSD Compound to be supplied pursuant to Article 8) and any information regarding the MSD Compound included in the Protocol.

4.1.2. Notwithstanding anything to the contrary contained herein, Company, in its sole discretion, shall have the sole right to determine the dose and dosing regimen for the Company Compound and shall have the final decision on all matters relating to the Company Compound (including quantities of Company Compound to be supplied pursuant to Article 8) and any information regarding the Company Compound included in the Protocol.

[***]

4.2. Informed Consent. Company shall prepare the patient informed consent form for the Study (which shall include provisions regarding the use of Samples in Sample Testing) in consultation with MSD (it being understood and agreed that the portion of the informed consent form relating to the Sample Testing of the MSD Compound shall be provided to Company by MSD). Any proposed changes to such form that relate to the MSD Compound, including Sample Testing of the MSD Compound, shall be subject to MSD’s prior written consent. Any such proposed changes will be sent in writing to MSD’s Project Manager and MSD’s Alliance Manager. MSD will provide such consent, or a written explanation for why such consent is being withheld, within [***] Business Days after MSD receives a copy of Company’s requested changes.

4.3. Financial Disclosure. Company shall (a) track and collect financial disclosure information from all “clinical investigators” involved in the Study and (b) prepare and submit the certification or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA Guidance Documents. Prior to the initiation of clinical activities under the Study, but in any event within [***] days after the Effective Date, the Parties shall determine whether Company shall track and collect from all “clinical investigators” involved in the Study separate certification or disclosure forms for each of MSD and Company or one (1) “combined” certification or disclosure form for both MSD and Company. For purposes of this Section 4.3, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

4.4. Transparency Reporting.

4.4.1. With respect to any annual reporting period in which Company is not an entity that is required to make a Transparency Report under Applicable Law, Company will: (a) notify MSD, in writing, within [***] days after the commencement of such reporting period that Company is not so required; and (b) during such reporting period Company will track and provide to MSD data regarding “indirect” payments or other transfers of value by Company to such health care professionals to the extent such payments or other transfers of value were required, instructed, directed or otherwise caused by MSD pursuant to this Agreement in the format requested by MSD and provided on a basis to be agreed upon by both Parties. Company represents and warrants that any data provided by Company to MSD pursuant to Section 4.4.1(b) above will be complete and accurate to the best of Company’s knowledge.

4.4.2. With respect to any annual reporting period in which Company is required to make a Transparency Report under Applicable Law, Company will provide to MSD, in writing, Company’s point of contact for purposes of receiving information from MSD pursuant to this Section 4.4, along with such contact’s full name, email address, and telephone number. Company may update such contact from time to time by notifying MSD in writing pursuant to Article 22 (Notices). Where applicable, MSD will provide to such Company contact all information regarding the value of the MSD Compound provided for use in the Study required for such reporting. In the event that the value of the MSD Compound provided pursuant to this Section 4.4.2 changes, MSD shall notify Company of such revised value and the effective date thereof.

4.4.3. For purposes of this Section 4.4, “Transparency Report” means a transparency report in connection with reporting payments and other transfers of value made to health care professionals, including, without limitation, investigators, steering committee members, data monitoring committee members, and consultants in connection with the Study in accordance with reporting requirements under Applicable Law, including, without limitation, the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code, or a Party’s applicable policies.

5. Adverse Event Reporting.

5.1. Pharmacovigilance Agreement. Company will be solely responsible for compliance with all Applicable Laws pertaining to safety reporting for the Study and related activities. The Parties (or their respective Affiliates) will execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) prior to the initiation of clinical activities under the Study to ensure the exchange of relevant safety data within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall control. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the MSD Compound and Company Compound in the Study, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities.

5.2. Transmission of SAEs. Company will transmit to MSD all SAEs from the Study as set forth below. All cases will be transmitted on a CIOMS-1 form in English.

5.2.1. For drug-related fatal and life-threatening SAEs, Company will transmit a processed case within [***] calendar days after receipt by Company of notice of such SAEs.

5.2.2. For all other SAEs, including non-drug-related fatal and life-threatening SAEs, and newly diagnosed cancer, Company will transmit a processed case within [***] calendar days after receipt by Company of notice of such SAEs.

5.2.3. Cases of disease progression will be handled as outlined in the Protocol, and if the Protocol specifies that such cases are collected as SAEs, Company will transmit such cases to MSD within the applicable timeframe set forth in Section 5.2.1 or Section 5.2.2.

5.2.4. For all other reportable information that includes: (i) overdose, exposure during pregnancy or lactation; and (ii) cases of potential drug-induced liver injury where the patient was exposed to the MSD Compound (if required to be collected or identified per the Protocol), Company will transmit a processed case within [***] calendar days after receipt by Company of such information.

6. Term and Termination.

6.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until [***] (the “Term”).

6.2. MSD Termination for Safety. In the event MSD notifies Company in writing that it in good faith believes that the MSD Compound is being used in the Study in an unsafe manner and the grounds for such belief, and if either MSD believes such matter is not reasonably capable of remedy or if Company fails to promptly remedy such issue to MSD’s reasonable satisfaction, MSD may terminate this Agreement and the supply of the MSD Compound by written notice to Company with immediate effect.

6.3. Termination for Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for [***] days after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within [***] days, the breaching Party shall be given a reasonable period of time to cure such breach; provided further, that if such material breach is incapable of cure, then the notifying Party may terminate this Agreement by written notice effective after the expiration of such [***] day period. In addition, this Agreement may be terminated by the non-breaching Party for material breach of any other Clinical Trial Collaboration and Supply Agreement between the Parties (or their Affiliates) involving MSD Compound if such material breach occurred or was discovered during the Term and such material breach is not cured in accordance with the terms of such other Clinical Trial Collaboration and Supply Agreement.

6.4. Termination for Patient Safety. If either Party determines in good faith, based on a review of the Clinical Data, Sample Testing Results or other Study-related Know-How or other information, that the Study may unreasonably affect patient safety, such Party shall promptly notify the other Party of such determination. The Party receiving such notice may propose modifications to the Study to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to implement immediately such modifications; provided, however, that if the notifying Party, in its sole discretion, believes that there is imminent danger to patients, such Party need not wait for the other Party to propose modifications and may instead terminate this Agreement immediately upon written notice to such other Party. Furthermore, if the notifying Party, in its sole discretion, believes that any modifications proposed by the other Party will not resolve the patient safety issue, such Party may terminate this Agreement effective upon written notice to such other Party.

6.5. Termination for Regulatory Action; Other Reasons. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from complying with its obligations under this Agreement (including, supplying its Compound for purposes of the Study). Additionally, either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that it determines in its sole discretion to withdraw any applicable Regulatory Approval for its Compound or to discontinue development of its Compound, for medical, scientific or legal reasons.

6.6. Termination related to Anti-Corruption Obligations. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party fails to perform any of its obligations under Section 13.4 or breaches any representation or warranty contained in Section 13.4. Except as set forth in Section 6.11, the non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.6.

6.7. Return of MSD Compound. In the event that this Agreement is terminated, or in the event Company remains in possession (including through any Affiliate or Subcontractor) of MSD Compound at the time this Agreement expires, Company shall, at MSD’s sole discretion, promptly either return or destroy all unused MSD Compound pursuant to MSD’s instructions. If MSD requests that Company destroy the unused MSD Compound, Company shall provide written certification of such destruction.

6.8. Survival. The provisions of Sections 3.4 through 3.9 (inclusive), 3.14, 6.7 through 6.11 (inclusive), 8.5.2, 8.11, 8.14 through 8.16 (inclusive), 13.4.6, 14.2, and 14.3, and Articles 1, 5, 9 through 12 (inclusive), 17, and 20 through 25 (inclusive) shall survive the expiration or termination of this Agreement.

6.9. No Prejudice. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

6.10. Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the Disclosing Party or destroy any Confidential Information of the Disclosing Party (other than Joint Clinical Data, Sample Testing Results and Inventions) furnished to the Receiving Party by the Disclosing Party; provided, however, that the Receiving Party may retain one copy of such Confidential Information in its confidential files, solely for purposes of exercising the Receiving Party’s rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that the Receiving Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are: (a) maintained only on centralized storage servers (and not on personal computers or devices), (b) not accessible by any of its personnel (other than its information technology specialists), and (c) not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

6.11. Manufacturing Costs. In the event of termination by MSD pursuant to Section 6.2, 6.3 or 6.6 above, [***].

7. Costs of Study.

The Parties agree that: [***] in connection with the Study.

8. Supply and Use of the Compounds.

8.1. Supply of the Compounds. Subject to the terms and conditions of this Agreement, each of Company and MSD will use commercially reasonable efforts to supply, or cause to be supplied, the quantities of its respective Compound as are set forth in Appendix B, on the timelines set forth in Appendix B, in each case for use in the Study. If the Protocol is changed in accordance with Article 4 in such a manner that may affect the quantities of Compound to be provided or the timing for providing such quantities, the Parties shall amend Appendix B to reflect any changes required to be consistent with the Protocol. Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement. Notwithstanding the foregoing, or anything to the contrary herein, in the event that a Party is: (a) not supplying its Compound in accordance with the terms of this Agreement, then the other Party shall have no obligation to supply its Compound; or (b) allocating under Section 8.10, then the other Party may allocate proportionally.

8.2. Clinical Quality Agreement. Within [***] days after the Effective Date of this Agreement, but in any event before any supply of MSD Compound hereunder, the Parties (or their respective Affiliates) shall enter into an amendment to the Clinical Quality Agreement that shall address and govern issues related to the quality of clinical drug supply to be supplied by the Parties for use in the Study. In the event of any inconsistency between the terms of this Agreement and the Clinical Quality Agreement, the terms of this Agreement shall control. The Clinical Quality Agreement shall, among other things: (a) detail classification of any Compound found to have a Non-Conformance; (b) include criteria for Manufacturer’s Release and related certificates and documentation; (c) include criteria and timeframes for acceptance of MSD Compound; (d) include procedures for the resolution of disputes regarding any Compounds found to have a Non-Conformance; and (e) include provisions governing the recall of Compounds.

8.3. Minimum Shelf Life Requirements. Each Party shall use commercially reasonable efforts to supply its Compound hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements.

8.4. Provision of Compounds.

8.4.1. MSD will deliver the MSD Compound [***] (INCOTERMS 2020) to Company’s, or its designee’s, location as specified by Company (“Delivery” with respect to such MSD Compound). [***].

8.4.2. Company is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Company Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Company Compound supplied hereunder. Company shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement. For purposes of this Agreement, the “Delivery” of a given quantity of the Company Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.

8.5. Labeling and Packaging; Use, Handling and Storage.

8.5.1. The Parties’ obligations with respect to the labeling and packaging of the MSD Compound is set forth in the Clinical Quality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, MSD shall provide the MSD Compound to Company in the form of [***].

8.5.2. Company shall: (a) use the MSD Compound solely for purposes of performing the Study; (b) not use the MSD Compound in any manner that is inconsistent with this Agreement or for any commercial purpose; and (c) label, use, store, transport, handle and dispose of the MSD Compound in compliance with Applicable Law and the Clinical Quality Agreement, as well as all instructions of MSD. Company shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the MSD Compound, and in particular shall not analyze the MSD Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Clinical Quality Agreement.

8.6. Product Specifications. A certificate of analysis shall accompany each shipment of the MSD Compound to Company. Upon request, Company shall provide MSD with a certificate of analysis covering each shipment of Company Compound used in the Study.

8.7. Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site, provided that such changes shall be in accordance with the Clinical Quality Agreement.

8.8. Product Testing; Noncompliance.

8.8.1. After Manufacturer’s Release. After Manufacturer’s Release of the MSD Compound and concurrently with Delivery of the MSD Compound to Company, MSD shall provide Company with such certificates and documentation as are described in the Clinical Quality Agreement (“Disposition Package”). Company shall, within the time defined in the Clinical Quality Agreement, perform, with respect to the MSD Compound, the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement. Company shall be solely responsible for taking all steps necessary to determine that MSD Compound or Company Compound, as applicable, is suitable for release before making such MSD Compound or Company Compound, as applicable, available for human use, and MSD shall provide cooperation or assistance as reasonably requested by Company in connection with such determination with respect to the MSD Compound. Company shall be responsible for storage and maintenance of the MSD Compound until it is tested or released, which storage and maintenance shall be in compliance with (a) the Specifications for the MSD Compound, the Clinical Quality Agreement and Applicable Law and (b) any specific storage and maintenance requirements as may be provided by MSD from time to time. Company shall be responsible for any failure of the MSD Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Company hereunder.

8.8.2. Non-Conformance.

(a) In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Section 8.8.1), such Party shall immediately notify the other Party in accordance with the procedures of the Clinical Quality Agreement. The Parties shall investigate any Non-Conformance in accordance with Section 8.9 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.8.3.

(b) In the event that any proposed or actual shipment of the MSD Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Company, then unless otherwise agreed to by the Parties, MSD shall, at its own expense, replace such MSD Compound as is found to have a Non-Conformance (with respect to MSD Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Company with respect to any MSD Compound that is found to have a Non-Conformance at the time of Delivery shall be [***]. In the event MSD Compound is lost or damaged by Company after Delivery, MSD shall [***]; provided, that, [***]. Except as set forth in the foregoing sentence, MSD shall have [***] for any MSD Compound supplied hereunder other than such MSD Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to Company.

(c) Company shall be responsible for, and MSD shall have no obligation or liability with respect to, any Company Compound supplied hereunder that is found to have a Non-Conformance. Company shall, at its own expense, replace any Company Compound as is found to have a Non-Conformance (with respect to Company Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of MSD with respect to any Company Compound that is found to have a Non-Conformance at the time of Delivery shall be [***] provided that, for clarity, MSD shall not be deemed to be waiving any rights under Section 8.15.

8.8.3. Resolution of Discrepancies. Disagreements regarding any determination of Non-Conformance by Company shall be resolved in accordance with the provisions of the Clinical Quality Agreement.

8.9. Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the Clinical Quality Agreement.

8.10. Shortage; Allocation. In the event that a Party’s Compound is in short supply such that a Party reasonably believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to its Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study). In such event, the Party experiencing such shortage shall (i) use its commercially reasonable efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) [***].

8.11. Records; Audit Rights. Company shall keep complete and accurate records pertaining to its use and disposition of MSD Compound (including its storage, shipping (cold chain) and chain of custody activities) and, upon request of MSD, shall make such records open to review by MSD for the purpose of conducting investigations for the determination of MSD Compound safety or efficacy and Company’s compliance with this Agreement with respect to the MSD Compound.

8.12. Quality. Quality matters related to the Manufacture of the Compounds shall be governed by the relevant quality provisions of this Agreement, and, in the case of the MSD Compound, the terms of the Clinical Quality Agreement.

8.13. Quality Control. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound, and for validation, documentation and release of its Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement.

8.14. Audits and Inspections. The Parties’ audit and inspection rights related to this Agreement shall be governed by the terms of the Clinical Quality Agreement.

8.15. Recalls. Recalls of the Compounds shall be governed by the terms of the Clinical Quality Agreement.

8.16. VAT.

(a) It is understood and agreed between the Parties that any payments made and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate. Subject to Section 8.16(b), where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its Control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

(b) Where one Party or its Affiliate (the “First Party”) is treated as making supply of goods or services in a particular jurisdiction (for VAT purposes) for no consideration, and the other Party or its Affiliate (the “Second Party”) is treated as receiving such supply in the same jurisdiction, thus resulting in an amount of VAT being properly chargeable on such supply, the Second Party shall only be obliged to pay to the First Party the amount of VAT properly chargeable on such supply (and no other amount). The Second Party shall pay such VAT to the First Party on receipt of a valid VAT invoice from the First Party (issued in accordance with the laws and regulations of the jurisdiction in which the VAT is properly chargeable). Each Party agrees to (i) use its reasonable efforts to determine and agree the value of the supply that has been made and, as a result, the corresponding amount of VAT that is properly chargeable and (ii) provide to the other Party any information or copies of documents in its Control as are reasonably necessary to evidence that such supply will take, or has taken, place in the same jurisdiction (for VAT purposes).

9. Confidentiality.

9.1. Confidential Information. Subject to Section 13.4.8, Company and MSD agree to hold in confidence any Confidential Information provided by or on behalf of the other Party, and neither Party shall use Confidential Information of the other Party except to fulfill such Party’s obligations under this Agreement or exercising its rights. Without limiting the foregoing, the Receiving Party may not, without the prior written permission of the Disclosing Party, disclose any Confidential Information of the Disclosing Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)) provided that the Receiving Party shall provide reasonable advance notice to the Disclosing Party before making such disclosure. For the avoidance of doubt, Company may, without MSD’s consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the Study, and Regulatory Authorities working with Company on the Study, in each case to the extent necessary for the performance of the Study and provided that such Persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein.

9.2. Inventions. [***].

9.3. Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules and regulations applicable to such data.

9.4. Publicity. Except as set forth in Section 12.3, no disclosure of the existence or terms of this Agreement may be made by either Party without the prior written consent of the other Party, except as may be required by Applicable Law.

10. Intellectual Property.

10.1. Joint Ownership and Prosecution.

10.1.1. [***].

10.1.2. [***].

10.1.3. [***].

10.1.4. [***].

10.1.5. [***].

10.1.6. [***].

10.2. Inventions Owned by Company. [***].

10.3. Inventions Owned by MSD. [***].

10.4. Mutual Freedom to Operate for Combination Inventions.

10.4.1. Company License to MSD. Company hereby grants to MSD [***].

10.4.2. MSD License to Company. MSD hereby grants to Company [***].

10.4.3. No Other Rights. [***].

10.4.4. Termination. Any and all licenses granted under this Section 10.4 shall terminate upon the expiration or earlier termination of this Agreement and shall not survive such expiration or termination; provided, however, that Section 10.4.1(iii) and Section 10.4.2(iii) shall survive such expiration or termination in accordance with their respective terms, except as follows: if Company has terminated the Agreement pursuant to Section 6.3 (Termination for Material Breach), Section 10.4.2(iii) shall survive (but not Section 10.4.1(iii)); and if MSD has terminated the Agreement pursuant to Section 6.3 (Termination for Material Breach), Section 10.4.1(iii) shall survive (but not Section 10.4.2(iii)).

10.5. Ownership of Other Inventions. [***].

11. Reprints; Rights of Cross-Reference.

Consistent with applicable copyright and other Applicable Laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences or symposia relating to the Study that disclose the name of a Party, provided, however, that such use does not constitute an endorsement of any commercial product or service by the other Party.

12. Publications; Press Releases.

12.1. Clinical Trial Registry. Company shall register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov and is committed to timely publication of the results following Study Completion, after taking appropriate action to secure intellectual property rights (if any) arising from the Study. The publication of the results of the Study will be in accordance with the Protocol.

12.2. Publication. Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of such results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published, presented, or otherwise disseminated according to the following procedure:

12.2.1. At least [***] days prior to submission for publication of any paper, letter or any other publication, or [***] days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication, presentation, or dissemination in an electronic version (cd-rom or email attachment). Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation/dissemination for an additional [***] days in order to allow for actions to be taken to preserve rights for patent protection.

12.2.2. The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in Section 12.2.1 to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.

12.2.3. The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication.

12.3. Press Releases. Within [***] Business Days following the Effective Date, Company will issue a press release substantially in the form attached hereto as Appendix C. Unless otherwise required by Applicable Law, neither Party shall make any other public announcement concerning this Agreement without the prior written consent of the other Party. To the extent a Party desires to make such public announcement, such Party shall provide the other Party with a draft thereof at least [***] Business Days prior to the date on which such Party would like to make the public announcement. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement shall prohibit either Party from making disclosure related this Agreement or the Study to the extent such disclosure is required by Applicable Law or applicable stock exchange listing rules, provided that the disclosing Party provides reasonable advance notice to the other Party prior to making such disclosure and, at the request of such other Party, cooperates with such other Party in limiting the scope of such disclosure.

13. Representations and Warranties; Disclaimers.

13.1. Due Authorization. Each of Company and MSD represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

13.2. Compounds.

13.2.1. Company Compound. Company hereby represents and warrants to MSD that: (a) Company has the full right, power and authority to grant all of the licenses granted to MSD under this Agreement; and (b) Company Controls the Company Compound.

13.2.2. MSD Compound. MSD hereby represents and warrants to Company that: (a) MSD has the full right, power and authority to grant all of the licenses granted to Company under this Agreement; and (b) MSD Controls the MSD Compound.

13.3. Results. Company does not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed. Neither Party shall be liable for any use that the other Party may make of the Clinical Data nor for advice or information given in connection therewith.

13.4. Anti-Corruption.

13.4.1. In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies of Company and MSD and their respective Affiliates require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner that is consistent with all Applicable Law, including the Stark Act, Anti-Kickback Statute, Sunshine Act, and the U.S. Foreign Corrupt Practices Act, good business ethics, and its ethics and other corporate policies and agrees to abide by the spirit of the other Party’s guidelines, which may be provided by such other Party from time to time.

13.4.2. Specifically, each Party represents and warrants that it has not, and covenants that it, its Affiliates, and its and its Affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

13.4.3. Neither Party shall contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.

13.4.4. Each Party represents, warrants and covenants that it (a) is not excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs, (b) has not employed or subcontracted with any Person for the performance of the Study who is excluded, debarred, suspended, proposed for suspension or debarment, or is in Violation or otherwise ineligible for government programs and (c) has (or will) conduct(ed) anti-corruption and bribery (e.g. FCPA) due-diligence review of all Third Parties it may hire to act on its behalf in connection with its performance under this Agreement.

13.4.5. Each Party represents and warrants that, except as disclosed to the other in writing prior to the Effective Date, such Party: (a) does not have any interest that directly or indirectly conflicts with its proper and ethical performance of this Agreement; (b) shall maintain arm’s length relations with all Third Parties with which it deals for or on behalf of the other in performance of this Agreement; and (c) has provided complete and accurate information and documentation to the other Party, the other Party’s Affiliates and its and their personnel in the course of any due diligence conducted by the other Party for this Agreement, including disclosure of any officers, employees, owners or Persons directly or indirectly retained by such Party in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Each Party shall make all further disclosures to the other Party as are necessary to ensure the information provided remains complete and accurate throughout the Term. Subject to the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official. Each Party further covenants that any future information and documentation submitted to the other Party as part of further due diligence or a certification shall be complete and accurate.

13.4.6. Each Party shall have the right during the Term, and for a period of [***] following termination of this Agreement, to conduct an investigation and audit of the other Party’s activities, books and records, to the extent they relate to that other Party’s performance under this Agreement, to verify compliance with the terms of this Section 13.4. Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the Party requesting such audit.

13.4.7. Each Party shall use commercially reasonable efforts to ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party shall maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement.

13.4.8. Each Party agrees that in the event that the other Party believes in good faith that there has been a possible violation of any provision of Section 13.4, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and agencies, and to anyone else such Party determines in good faith has a legitimate need to know.

13.4.9. Each Party shall comply with its own ethical business practices policy and any corporate integrity agreement (if applicable) to which it is subject, and shall conduct its Study-related activities in accordance with Applicable Law. Each Party shall ensure that all of its employees involved in performing its obligations under this Agreement are made specifically aware of the compliance requirements under this Section 13.4. In addition, each Party shall ensure that all such employees participate in and complete mandatory compliance training to be conducted by each Party, including specific training on anti-bribery and corruption, prior to his/her performance of any obligations or activities under this Agreement. Each Party shall certify its continuing compliance with the requirements under this Section 13.4 on a periodic basis during the Term in such form as may be reasonably specified by the other Party.

13.4.10. Each Party shall have the right to terminate this Agreement immediately upon violation of this Section 13.4 in accordance with Section 6.6.

13.5. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, MSD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MSD COMPOUND, AND COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE COMPANY COMPOUND.

14. Insurance; Indemnification; Limitation of Liability.

14.1. Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, a Party shall provide evidence of such insurance.

14.2. Indemnification.

14.2.1. Indemnification by Company. Company agrees to defend, indemnify and hold harmless MSD, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of this Agreement or the Study (a “Liability”), except to the extent that such Liability was directly caused by (a) negligence or willful misconduct on the part of MSD (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (b) a breach on the part of MSD of any of its representations and warranties or any other covenants or obligations of MSD under this Agreement; or (c) a breach of Applicable Law by MSD.

14.2.2. Indemnification by MSD. MSD agrees to defend, indemnify and hold harmless Company, its Affiliates, and its and their employees, directors, Subcontractors and agents from and against any Liability to the extent such Liability was directly caused by (a) negligence or willful misconduct on the part of MSD (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (b) a breach on the part of MSD of any of its representations and warranties or any other covenants or obligations of MSD under this Agreement; or (c) a breach of Applicable Law by MSD.

14.2.3. Procedure. The obligations of MSD and Company under this Section 14.2 are conditioned upon the delivery of written notice to MSD or Company, as the case may be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability. The indemnifying Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the indemnified Party) if it has assumed responsibility for the suit or claim in writing; provided that the indemnified Party may assume the responsibility for such defense to the extent the indemnifying Party does not do so in a timely manner). The indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld. The Defending Party, but solely to the extent the Defending Party is also the indemnifying Party, shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party.

14.2.4. Study Subjects. Company shall not offer compensation on behalf of MSD to any Study subject or bind MSD to any indemnification obligations in favor of any Study subject. MSD shall not offer compensation on behalf of Company to any Study subject or bind Company to any indemnification obligations in favor of any Study subject.

14.3. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES OR ANY PUNITIVE DAMAGES OR ANY LOST PROFIT, LOST SALE OR LOST OPPORTUNITY DAMAGES (WHETHER SUCH CLAIMED DAMAGES ARE DIRECT OR INDIRECT), WHETHER ARISING DIRECTLY OR INDIRECTLY OUT OF (A) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY (I) TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR (II) WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO USE, DISCLOSURE, LICENSE, ASSIGNMENT OR OTHER TRANSFER OF JOINT CLINICAL DATA, CONFIDENTIAL INFORMATION, JOINTLY-OWNED INVENTIONS AND SAMPLE TESTING RESULTS.

15. Use of Name.

Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement without the other Party’s prior written consent.

16. Force Majeure.

If, in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, acts of terror, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”). The non-performing Party shall notify the other Party of such Force Majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

17. Entire Agreement; Amendment; Waiver.

This Agreement, together with the Appendices and Schedules hereto and the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. In the event of a conflict between a Related Agreement and this Agreement, the terms of this Agreement shall control. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

18. Assignment and Affiliates.

Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either Party may assign all or any part of this Agreement to one or more of its Affiliates without the other Party’s consent, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement. Notwithstanding the foregoing, MSD may, without such consent, assign this Agreement and its rights and obligations hereunder, in whole or in part, in connection with the transfer or sale of all or substantially all of the assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Article 18 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

19. Invalid Provision.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20. No Additional Obligations.

Company and MSD have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than the Study. Nothing in this Agreement obligates the Parties to enter into any other agreement (other than the Related Agreements) at this time or in the future.

21. Governing Law; Dispute Resolution.

21.1. The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof, shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.

21.2. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

22. Notices.

All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery or overnight courier), or sent by internationally-recognized overnight courier addressed as follows:

If to Company, to:

Immutep Limited

Attention: [***]

Level 12

95 Pitt Street

Sydney, NSW, Australia 2000

[***]

With a copy (which shall not constitute notice) to:

Immutep GmbH

Attention: [***]

Glinkastr. 28

10117 Berlin, Germany

[***]

If to MSD, to:

MSD International GmbH

MSD International Business GmbH

[***]

With copies (which shall not constitute notice) to:

[***]

[***]

[***]

23. Relationship of the Parties.

The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, that are binding on the other Party, except with the prior written consent of the other Party to do so. All Persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24. Counterparts and Due Execution.

This Agreement and any amendment may be executed in any number of counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

25. Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. The terms “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and no to any particular provision of this Agreement. References to “Article,” “Section”, “Appendix” or “Schedule” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. A reference to any statute, law, rule, regulation or directive will be construed as a reference to such statute, law, rule, regulation or directive as amended, extended, repealed and replaced or re-enacted from time to time. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

Immutep Limited

By:

Name

Title

MSD International GmbH

By:

Name

Title

MSD International Business GmbH

By:

Name

Title

Appendix A

PROTOCOL

[***]

Appendix B

SUPPLY OF COMPOUND

[***]

Appendix C

INITIAL PRESS RELEASE

Schedule I

DATA SHARING SCHEDULE

[***]

PHASE I ONCOLOGY ANALYSIS AND REPORTING ESSENTIAL

TABLES/FIGURES/LISTINGS

(AS APPLICABLE)

[***]

Schedule II

SAMPLE TESTING SCHEDULE

[***]

Schedule III

[***]

[***]